ACCOUNTANTS' CONSENT


The Board of Directors
Buckhead America Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-05313 and 333-37691) on Form S-3 and in the Registration Statements (Nos. 33-97046 and 333-33097) on Form S-8 of Buckhead America Corporation of our report dated February 27, 1998, relating to the consolidated balance sheets of Buckhead America Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1997 annual report on Form 10-KSB of Buckhead America Corporation.

                              KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 30, 1998

533107.1